Exhibit 99.1
For Immediate Release
Local.com Adopts Stockholder Rights Plan
IRVINE, Calif., October 15, 2008 — Local.com Corporation (NASDAQ: LOCM), a leading local search site and network, today announced that its Board of Directors has adopted a Stockholder Rights Plan. The Rights Plan is not in response to any specific effort to acquire control of Local.com and the Board of Directors is not aware of any effort by a third-party to acquire control of Local.com. However, the Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of Local.com without offering a fair and equal price and terms to all of Local.com’s stockholders.
“Local.com has developed significant value in organic traffic, direct advertisers and intellectual property. In my opinion, our current market capitalization does not reflect this value. This Rights Plan has been adopted to protect shareholder value by forcing parties that accumulate over 15% of our common stock to negotiate with our board rather than take advantage of opportunities created by ongoing market volatility,” said Heath Clarke, Local.com chairman and chief executive officer. “This plan is in the best interest of the corporation and our stockholders.”
Under the Rights Plan, a right to purchase 1/1000th of a share of Local.com’s Series A Participating Preferred Stock, at an exercise price of $10.00, will be distributed for each share of common stock held of record as of the close of business on October 22, 2008. The rights will automatically trade with the underlying Local.com common stock and no separate preferred stock purchase rights certificates will be distributed. The right to acquire preferred stock is not immediately exercisable and will become exercisable only if a person or group acquires 15 percent or more of Local.com’s common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock. If any person becomes a 15 percent or more stockholder of Local.com, each right (subject to certain limitations) will entitle its holder to purchase, at the rights’ then-current exercise price, a number of common shares of Local.com or of the acquirer having a market value at the time of twice the right’s per share exercise price. If the exercise price is not adjusted, such holders would be able to purchase $20 worth of common stock for $10.
The Board of Directors may redeem the rights for $0.01 per right at any time on or before the fifth day following the acquisition by a person becoming a 15 percent stockholder. Unless the rights are redeemed, exchanged or terminated earlier, they will expire on October 15, 2018.
The issuance of the rights is non-taxable, has no dilutive effect, will not affect reported earnings per share and will not change the way stockholders presently trade Local.com’s common stock. Further details of the Rights Plan will be outlined in a letter that will be mailed to stockholders after the record date. A copy of the detailed Rights Plan will be filed on a Form 8-K with the Securities and Exchange Commission.

For more information on Local.com please visit: http://corporate.local.com.
About Local.com
Local.com (NASDAQ: LOCM) is the largest local search network in the United States. The company uses patented technologies to provide over 17 million consumers each month with the most relevant search results for local businesses, products and services on Local.com and over 700 regional media sites. Businesses can target ready-to-purchase consumers using a variety of advertising products. To advertise, visit http://corporate.local.com/AdvertiseWithUs or call 1-888-857-6722. For more information visit: http://www.local.com.
Forward Looking Statements
All statements other than statements of historical fact included in this document regarding our business strategy and plans and objectives of our management for future operations, are forward-looking statements. When used in this report, words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘plan’, ‘expect’, ‘intend’, ‘target’, ‘goal’ and similar expressions, as they relate to Local.com or our management, identify forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our ability to monetize the Local.com domain name, improve our local-search technologies, market the Local.com domain name as a destination for consumers seeking local-search results, grow our business by enhancing our local-search services, successfully implement and expand our outsourced, direct subscription advertising sales efforts, increase the number of businesses that purchase our advertising products, expand internationally, develop our products and sales, marketing, finance and administrative functions, as well as our dependence on major partners, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.
Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
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Investor Relations Contact:
Deirdre Skolfield
Local.com
949-789-5228
dskolfield@local.com
Media Contact:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com